Exhibit 3.1
CERTIFICATE OF LIMITED PARTNERSHIP
OF
VOC BRAZOS ENERGY PARTNERS, L.P.
     This Certificate of Limited Partnership (this “Certificate”) of VOC Brazos Energy Partners, L.P. (the “Partnership”), dated as of May 16, 2003, is being duly executed and filed by Vess Texas Partners, LLC, a Kansas limited liability company, as the sole general partner of the Partnership, pursuant to Article 2.01 of the Texas Revised Limited Partnership Act, as amended (the “Act”), for the purpose of forming the Partnership.
     1. Name. The name of the Partnership is VOC Brazos Energy Partners, L.P.
     2. Registered Office and Registered Agent. The address of the registered office of the Partnership in the State of Texas is 1021 Main Street, Suite 1150, Houston, Texas 77002, and the name of the registered agent of the Partnership at such address is CT Corporation System.
     3. Principal Office. The address of the principal office in the United States where the Partnership’s records are to be kept or made available under Section 1.07 of the Act is 8100 East 22nd North, Bldg. 300, Wichita, Kansas 67226.
     4. General Partner. The name, mailing address, and the street address of the sole general partner of the Partnership are as follows:

Name	Mailing and Street Address

Vess Texas Partners, LLC	8100 East 22nd North, Bldg. 300 Wichita, Kansas 67226
     5. Date of Formation. In accordance with Section 2.01(b) of the Act, the Partnership shall be formed at the time of the filing of this Certificate with the Secretary of State of the State of Texas.
     IN WITNESS WHEREOF, the undersigned general partner of the Partnership has duly executed this Certificate as of the day and year first aforesaid.

VESS TEXAS PARTNERS, LLC
By:	/s/ J. Michael Vess
	Name:	J. Michael Vess
	Title:	President of Vess Holding Corporation, Manager of Vess Texas Partner, LLC